Exhibit 16.1

KPMG AG
Audit
Badenerstrasse 172	P.O. Box	Telephone +41 58 249 31 31
CH-8004 Zurich	CH-8026 Zurich	Fax +41 58 249 23 19
Internet www.kpmg.ch

Securities and Exchange Commission

Washington, D.C. 20549

Zurich, June 27, 2014

Ladies and Gentlemen:

We were previously principal accountants for Auris Medical Holding AG (formerly Auris Medical AG) and, under the date of March 18, 2014, we reported on the consolidated financial statements of Auris Medical AG as of December 31, 2013, 2012 and January 1, 2012 and for each of the years in the two-year period ended December 31, 2013. On April 22, 2014, we were dismissed. We have read Auris Medical Holding AG’s (formerly Auris Medical AG) statements included under the heading “Auditors” in its Form F-1 dated June 27, 2014, and we agree with such statements.

Very truly yours,

KPMG AG

/s/ Martin Rohrbach	/s/ Charles Errico
Martin Rohrbach	Charles Errico